UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report: October 14, 2011

Tidelands Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

001-33065	02-0570232
(Commission File Number)	(IRS Employer Identification No.)

875 Lowcountry Blvd., Mount Pleasant, South Carolina	29464
(Address of principal executive offices)	(Zip Code)

(843) 388-8433

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Tidelands Bancshares, Inc.(the “Company”) currently expects to restate its unaudited financial statements for the interim period ended June 30, 2011 due to an expected approximately $2.2 million increase in its allowance for loan losses and related provision for loan losses as a result of a recently completed joint examination of Tidelands Bank, the wholly-owned subsidiary of the Company (the “Bank”), by the Federal Deposit Insurance Corporation and the South Carolina Board of Financial Institutions.  Accordingly, on October 12, 2011, the executive officers of the Company determined that the Company’s previously issued unaudited consolidated financial statements for the period ended June 30, 2011, included in its Quarterly Report on Form 10-Q, should no longer be relied upon. Similarly, related press releases and reports describing the Company’s financial results for the aforementioned period should no longer be relied upon.  Consequently, the Company intends to file an amendment to its Form 10-Q for the period ended June 30, 2011, as soon as reasonably practicable, to give effect to the expected increase in the allowance for loan losses.

The joint examination of the Bank by the Federal Deposit Insurance Corporation and the South Carolina Board of Financial Institutions commenced in July 2011.  Based upon discussions with those regulatory agencies concerning a possible increase of approximately $2.2 million in the Bank’s allowance for loan losses as of June 30, 2011, the Company currently believes that an amendment to the interim financial statements for the three months and six months ended June 30, 2011 will be required.

The increase in the allowance is related to the identification of additional impaired loans and troubled debt restructures (“TDR”) as part of the company’s most recent regulatory examination.  As part of this, the Company has also reviewed and revised internal procedures related to the process for identification and review of impaired loans and troubled debt restructures.

The management of the Company has discussed these preliminary findings and the matters disclosed in this Current Report on Form 8-K with Elliott Davis, LLC, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

TIDELANDS BANCSHARES, INC.

By:	/s/ Thomas H. Lyles
Thomas H. Lyles
Chief Executive Officer and acting
Principal Financial Officer

Date: October 14, 2011